Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

uniQure N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	65,500(3)	$20.06	$1,313,930.00	$147.60 per $1,000,000	$193.94
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	89,300(4)	$19.72	$1,760,996.00	$147.60 per $1,000,000	$259.92
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	251,300(5)	$20.18	$5,071,234.00	$147.60 per $1,000,000	$748.51
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	183,000(6)	$11.47	$2,099,010.00	$147.60 per $1,000,000	$309.81
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	169,100(7)	$6.90	$1,166,790.00	$147.60 per $1,000,000	$172.22
Equity	Ordinary Shares, par value €0.05 per share	Rule 457(h)	194,800(8)	$7.30	$1,422,040.00	$147.60 per $1,000,000	$209.89
Total Offering Amounts					$12,834,000.00		$1,894.29
Total Fee Offsets							—
Net Fee Due							$1,894.29

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate amount of additional ordinary shares that may be offered and issued as a result of any share split, share dividend or similar transactions.

(2)	Calculated pursuant to Rule 457(h) of the Securities Act, solely for the purpose of computing the registration fee, on the basis of the average of the high and low prices per share of the Registrant’s Ordinary Shares, as reported by the Nasdaq Global Select Market.

(3)	Represents ordinary shares reserved for issuance pursuant to Restricted Stock Units (“RSUs”) and option awards granted to certain individuals on February 23, 2023 as a material inducement to such individuals’ employment.

(4)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on April 24, 2023 as a material inducement to such individuals’ employment.

(5)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on June 13, 2023 as a material inducement to such individuals’ employment.

(6)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to an individual on June 26, 2023 as a material inducement to such individual’s employment.
(7)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on September 27, 2023 as a material inducement to such individuals’ employment.
(8)	Represents ordinary shares reserved for issuance pursuant to RSUs and option awards granted to certain individuals on December 7, 2023 as a material inducement to such individuals’ employment.